Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this "**Agreement**") is made and entered as of October 1, 2019, (the "**Effective Date**"), by and between Rochal Industries, LLC, a Texas limited liability company, having its principle place of business at 12000 Network Blvd, B-200, San Antonio, TX 78249 ("**Licensor**"), and Sanara MedTech Inc., a Texas corporation having its principal place of business at 1200 Summit Ave, Suite 414, Fort Worth, TX 76102 ("**Licensor**"). Licensor and Licensee are sometimes each referred to herein as a "**Party**" and collectively, as the "**Parties**".

RECITALS:

A. Licensor is the sole and exclusive owner of and has the right to license to Licensee the Licensed IP (as defined below).

B. Licensee wishes to use and/or practice the Intellectual Property in the Field of Use (as defined below) in the Territory (as defined below) in connection with the Products (as defined below) and Licensor is willing to grant to Licensee a license to the Intellectual Property on the terms and conditions set out in this Agreement.

DEFINITIONS

The following terms shall have meanings ascribed to them below:

1.1 "**Action**" has the meaning set forth in Section 10.3.

1.2 "**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.3 **"Antimicrobial Barrier Film"** is the product that emanates from the Antimicrobial Barrier Film Patents.

1.4 **"Antimicrobial Barrier Film Patents"** shall mean U.S. Patent No. 8,852,648 filed with the USPTO on November 6, 2012 and U.S. Patent No. 8,877,882 filed with the USPTO on October 4, 2013.

1.5 **"Antimicrobial Barrier Film Products"** means the existing spray-on wound dressing emanating from the Antimicrobial Barrier Film Patents as well as any other products or improvements that may be developed in the future that are dependent on the Antimicrobial Barrier Film Patents, (excluding any products incorporating chlorhexidine and its salts).

1.6 "**Auditor**" has the meaning set forth in Section 5.6.

1.7 "**Bankruptcy Code**" has the meaning set forth in Section 12.8.

1.8 "**Business Day**" means a day other than a Saturday, Sunday, Day after Thanksgiving or other day on which commercial banks in New York City, New York are authorized or required by Law to be closed for business.

1.9 "**Business Manufacturing Documentation**" means the FDA records, files and documents necessary to explain the designs, techniques, concepts and processes required to manufacture the Products and to permit a reasonably skilled Person knowledgeable in the manufacture of devices similar to the Products to manufacture the Products, including without limitation, specifications, manufacturing drawing, engineering drawings, models, plans, reports, and materials, notes, analysis, compilations, studies, summaries, and similar materials recording or evidencing the designs, concepts, techniques, and processes required to manufacture the Products, however documented.

1.10 "**Commercially Reasonable Efforts**" means the carrying out of a Party's obligations under this Agreement with the exercise of prudent scientific and business judgment and a level of effort and resources consistent with the judgment, efforts and resources that a comparable third party in the industry would employ for products of similar strategic importance and commercial value taking into consideration competitive market conditions in effect at the time the Party's obligations are carried out.

1.11 "**Confidential Information**" has the meaning set forth in Section 9.3.

1.12 "**Discloser**" has the meaning set forth in Section 9.1.

1.13 "**Dispute Event**" shall have the meaning set forth in Section 5.7.

1.14 "**Dispute Event Notice**" shall have the meaning set forth in Section 5.7(b)(ii).

1.15 "**Effective Date**" has the meaning set forth in the preamble.

1.16 **"FDA"** means the United States Food & Drug Administration and any successor or replacement agency performing similar functions.

1.17 "**FDA Clearance**" shall has the meaning set forth in Section 10.10.

1.18 "**Field of Use**" means skin protectants and antimicrobial wound dressings for Human Health Care; provided, however except for Section 2.3 or unless otherwise mutually agreed, shall not include the Silicone Film Products. Chlorhexidine-based products emanating from or that may be developed from the Patents are excluded. For the avoidance of doubt, Licensee

may market and distribute chlorhexidine-based products that are not emanating from nor developed from the Patents.

1.19 "**Force Majeure Event**" has the meaning set for in Section 12.9.

1.20 "**GAAP**" means United States generally accepted accounting principles.

1.21 "**High Level Negotiations**" shall have the meaning set forth in Section 11.1.

1.22 "**Human Health Care**" means the maintenance or improvement of health via the prevention and treatment of microbes on the human body.

1.23 "**Improvement**" means any new or modified product which is not in commercial existence on the Effective Date and is materially different than the Products, and that performs the same or substantially the same function as the Products for the Field of Use granted under this Agreement; provided, however, that an Improvement shall not include a modification that substantially changes or adds functions to the Products where such Improvement is patentably distinct.

1.24 "**Knowledge**" including the phrase "the best Knowledge of Licensor" shall mean, with respect to Licensor, the actual knowledge of any Licensor's executive officers or managers relating to a particular subject matter, including all information that a reasonably prudent Person in such position would be expected to have obtained in the course of his or her duties and after making a reasonable inquiry of those Persons who would reasonably be expected to have knowledge with respect to such subject matter.

1.25 "**Law**" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.

1.26 "**License**" shall have the meaning set forth in Section 2.1.

1.27 "**Licensed IP**" shall mean all issued Patents and Patent Applications, as well as all technology, trade secrets, know-how, Business Manufacturing Documentation, regulatory approvals and licenses, and any other information from Licensor reasonably necessary for Licensee to further develop, manufacture, market and sell, or otherwise fully exploit the rights granted under this License Agreement and further variations and Improvements of the Products within the Field of Use in the Territory.

1.28 "**Licensee**" has the meaning set forth in the preamble.

1.29 "**Licensor**" has the meaning set forth in the preamble.

1.30 "**Losses**" means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

1.31 "**Minimum Royalty**" there shall be no minimum royalty until the 1st Revenue Year. The Minimum Royalty shall be fifty thousand dollars ($50,000) for the 1st Revenue Year and shall increase by ten percent (10%) each subsequent Revenue Year. Under no circumstances shall the Minimum Royalty ever exceed seventy-five thousand dollars ($75,000). For the avoidance of doubt, there is one Minimum Royalty for all the Products combined.

1.32 "**Net Sales**" means gross invoiced sales by Licensee, or any sub-licensee, from sales of Products to third parties consummated following the first commercial sale of Products (excluding pilots and/or marketing assessments to the extent they are complimentary as opposed to being sold) after the Effective Date, less sales taxes (including value-added taxes, goods and services taxes), excise duties, import and export duties, shipping costs if separately invoiced to the customer, chargebacks, trade and early **payment** discounts, refunds, rebates, distribution fees, purchasing group fees, samples, returns and other reasonable and customary allowances (including uncollectable sales), in each case as determined from the audited financial statements of Licensee maintained by Licensee and prepared in the ordinary course of business according to GAAP. Gross sales are recognized when the customer has been invoiced and Products have been delivered to its customer, and collection is probable. Unless otherwise agreed by both Parties, where Products are sold as part of a bundle, the Net Sales of Products will be calculated based on the proportionate value of the list price of Products compared to the list price of all products included in the bundle.

1.33 "**Net Profit**" means Net Sales less cost of goods sold (including Royalties) and less direct marketing expenses and selling expenses (including commissions paid to sales representatives), in each case as determined from the audited financial statements of Licensee maintained by Licensee and prepared in the ordinary course of business according to GAAP.

1.34 "**No Sting Skin Protectant**" is the product that emanates from the No Sting Skin Protectant Patent.

1.35 "**No Sting Skin Protectant Patent**" shall mean U.S. Patent No. 8,877,882 filed with the USPTO on October 4, 2013.

1.36 "**No Sting Skin Protectant Products**" means the existing spray-on liquid bandage emanating from the No Sting Skin Protectant Patent as well as any other improvements that may be developed in the future that are dependent on the No Sting Skin Protectant Patent.

1.37 "**Party**" or "**Parties**" has the meaning set forth in the preamble.

1.38 **"Patent"** or "**Patents**" means (a)(i) the patents listed in Schedule A, (ii) all patents subsequently issued from the Patent Applications listed in Schedule B and (iii) all continuations, continuations-in-part, divisions, extensions, substitutions, reissues, re-examinations and renewals of any of the foregoing in the Territory, (b) any patents in the Territory for the Field of Use issued from any Patent Applications filed after the Effective Date and that claim priority from any of the Patents or Patent Applications identified in Sections 1.4, or 1.36, and (c) any Licensor owned patents in the Territory for the Field of Use having one or more claims that cover the Products.

1.39 **"Patent Applications"** means (a)(i) the patent applications listed in Schedule B attached hereto and (ii) all future patent applications, continuations, continuations-in-part, divisions, extensions, substitutions, reissues, re-examinations and renewals of any of the foregoing in the Territory, (b) any patent applications in the Territory for the Field of Use issued from any applications filed after the Effective Date and that claim priority from any of the patent applications identified in this Section 1.37, and (c) any Licensor owned patent applications in the Territory for the Field of Use having one or more claims that cover the Products.

1.40 "**Payment Date**" means no later than forty-five (45) days after the date giving rise to the obligation of Licensee to pay Licensor.

1.41 "**Person**" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

1.42 "**Post Capital Raise Payment**" shall have the meaning set forth in Section 5.2.

1.43 **"Prime Rate"** means the prime rate of interest reported by the Wall Street Journal from time to time.

1.44 "**Property Rights**" shall have the meaning set forth in Section 10.4.

1.45 "**Products**" means all products listed in **Schedule C** and any other products that may be agreed upon in writing by Licensor and Licensee from time to time; provided, however unless otherwise mutually agreed, shall not include the Silicone Film Products.

1.46 "**Quarterly Period**" means each period ending on the last day of the months of: March, June, September, and December.

1.47 "**Recipient**" shall have the meaning set forth in Section 9.1.

1.48 "1st **Revenue Year**" and "**Revenue Year**" shall have the meanings set forth in Section 1.56.

1.49 "**Right of First Refusal**" has the meaning set forth in Section 2.3.

1.50 "**Royalty**" or "**Royalties**" shall have the meanings set forth in Section 5.3.

1.51 "**Sell-off Period**" has the meaning set forth in Section 7.5.

1.52 "**Silicone Film Patent**" shall mean U.S. Patent No. 8,263,720 filed with the USPTO on October 5, 2011.

1.53 "**Silicone Film Products**" is the product that emanates from the Silicone Film Patents.

1.54 **"Stock"** means Licensee's common stock, par value $.001 per share.

1.55 "**Target Net Profit**" shall mean one million five-hundred thousand dollars (US $1,500,000) during the first full calendar Year following the year in which the first commercial sales (excluding pilots and marketing assessments) of the Products occurs ("**1st Revenue Year**"). Thereafter, Target Net Profit shall be determined on a calendar Year basis ("**Revenue Year**") as follows: five million dollars (US $5,000,000) in the 2nd Revenue Year, eight million dollars (US $8,000,000) in the 3rd Revenue Year, ten million dollars (US $10,000,000) in the 4th Revenue Year, fifteen million dollars (US $15,000,000) in the 5th Revenue Year. In the 6th Revenue Year and all subsequent Revenue Years, Target Net Profit shall be equal to the immediately preceding year's Target Net Profit incremented by the greater of (1) fifty percent (50%) of the growth amount in US dollars of the Product Target Net Profit in the immediately preceding Revenue Year, or (2) the percentage of overall growth of the market for the category by which the Products are generally described. For the avoidance of doubt, Target Net Profit shall consist of the total Net Profit from all the Products combined.

1.56 "**Term**" has the meaning set forth in Section 7.1.

1.57 "**Termination Date**" is the date on which this Agreement is terminated in accordance with the provisions contained in Section 7.2.

1.58 "**Territory**" means all geographies globally.

1.59 **"USPTO"** means the United States Patent and Trademark Office.

1.60 "**Valid Claim**" means a claim of an unexpired issued or granted Patent as long as the claim has not become invalid or unenforceable through reissue or disclaimer or held invalid or unenforceable by a tribunal or governmental agency of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

1.61 "**Year**" means the time period commencing on the Effective Date and ending on December 31, of the year of the Effective Date, and each subsequent calendar year so long as this Agreement remains in effect.

■.
GRANT OF EXCLUSIVE LICENSE BY LICENSOR TO LICENSEE

2.1 Subject to the terms and conditions of this Agreement, during the Term, Licensor hereby grants to Licensee and to WCI, LLC, a Nevada limited liability company and wholly owned subsidiary of Licensee, a non-revocable (except as a result of termination of this Agreement pursuant to Sections 5.4(c) or 7.2), exclusive, sublicensable, transferrable right in and to the Licensed IP to make, sell, export, market further develop, improve, use and distribute the Products within the Field of Use and Territory (the "**License**"). For the avoidance of doubt, Licensee shall remain liable for any and all actions of any of its sublicensees.

2.2 Notwithstanding anything in Section 2.1 to the contrary:

(a) Licensor shall own and retain all rights, titles, and interest in, to and under the Licensed IP except as otherwise provided in this Agreement;

(b) Licensor may manufacture, distribute and/or license Products for any use outside the Field of Use anywhere in the Territory.

2.3 <u>Right of First Refusal</u>. With respect to the Licensed IP and products related to the Field of Use, Licensor hereby grants to Licensee the right of first refusal with respect to (a) any products in the Field of Use in which Licensor has or seeks to obtain regulatory or other legal authority to sell or market such products and Licensee deems it desirable to pursue marketing or sales thereof, or (b) where Licensor desires to sell, transfer, license or otherwise convey to any third party the Licensed IP or any Patents in the Field of Use ("**Right of First Refusal**"). Unless the Parties otherwise agree in writing, this Right of First Refusal shall be exercised as follows: in the case of subsection 2.3(a), if Licensor plans to submit a Premarket Notification to the FDA for clearance to market a product in the Field of Use, Licensor shall provide Licensee with written notice thereof within ten (10) Business Days of filing. Thereafter, if Licensee intends to exercise its Right of First Refusal, it shall submit to Licensor its proposal for inclusion of the new product within thirty (30) Business Days and the Parties shall thereafter negotiate in good faith over the proposal for a reasonable period of time, not to exceed thirty (30) days following formal approval by all applicable governmental authorities. In the event that Licensor and Licensee do not agree to terms to license such product(s), Licensor may negotiate license terms with any third party. Licensor must provide written notice to Licensee of any proposed license specifying the terms, including fees and royalties and the timelines for completion as agreed to by any third party, and Licensee shall have a right of first refusal to license the products in the Field of Use on the same terms as the proposed license for a period of thirty (30) days after receipt of written notice from

Licensor. In the case of subsection 2.3(b), Licensor must provide written notice to Licensee of its desire to divest of the Licensed IP or any patents in the Field of Use within ten (10) Business Days of making that decision. Furthermore, Licensor must provide written notice to Licensee of any proposed sale specifying the terms, including sales price and the timelines for completion as agreed to by any third party, and Licensee shall have a right of first refusal to purchase the Licensed IP or such patents in the Field of Use on the same terms (including sales price and timelines for completion) as the proposed sale for a period of thirty (30) days after receipt of written notice from Licensor.

[redacted].
IMPROVEMENTS

3.1 Improvements. If Licensor files a patent application for any Improvement, or develops a non-patentable Improvement, the scope of this Agreement shall be automatically broadened, and such Improvement shall automatically be deemed Licensed IP hereunder.

3.2 No Grant-backs to Licensor. Except as otherwise agreed by the Parties, all right, title and interest in an Improvement conceived solely or substantially by Licensee that does not violate or infringe the Patents, made, or reduced to practice solely by Licensee during the Term of this Agreement, and all of Licensee's patents and patent applications by Licensee claiming its Improvements shall:

(a) remain the sole and exclusive property of Licensee and not subject to this Agreement; and

(b) not be licensed to Licensor, unless the Parties otherwise specifically agree in writing.

3.3 No Grant-backs to Licensee. Except as otherwise agreed by the Parties, all right, title and interest in an Improvement not conceived solely by Licensee and that is not made or reduced to practice solely or substantially by Licensee during the Term of this Agreement shall:

(a) remain the sole and exclusive property of Licensor;

(b) shall be licensed to Licensee pursuant to Section 2.1 of this Agreement if it is within the Field of Use and the Territory, unless the Parties otherwise specifically agree in writing; and

(c) shall be subject to the Right of First Refusal.

[redacted].
TITLE AND OWNERSHIP

4.1 Ownership. Except as otherwise specifically provided in this Agreement, Licensor shall own and retain all rights, titles and interests in, to and under the Licensed IP.

[redacted]

INITIAL PAYMENT, ROYALTIES AND LICENSOR DISPUTES

5.1 Initial Payment. In consideration for the granting of this License, upon execution of this Agreement, and upon funding of Licensee's current private capital raise, (but no later than December 1, 2019), Licensee shall pay Licensor the amount of Five Hundred Thousand Dollars ($500,000) less any previous amounts advanced by Licensee. Such payment is not to be credited against the Royalty. For the avoidance of doubt, different Product modalities for the same Field of Use and Product application shall automatically be considered a Product upon creation and shall not trigger an additional upfront payment.

5.2 Capital Raise Payment. As additional consideration for the granting of the License and upon the closing and funding of the subsequent capital raise on or before December 31, 2020, Licensee shall pay Licensor at such funding Five Hundred Thousand Dollars ($500,000). Licensee may pay such capital raise payment as determined in Licensor's sole option in either (i) cash; (ii) Stock; or (iii) a combination of cash and Stock. The number of shares of Stock, if any, conveyed to Licensor shall be determined by dividing the amount of the capital raise payment payable in Stock by the sale price of the Stock in such capital raise. If such capital raise is not successfully consummated on or before December 31, 2020, then Licensee shall not be required to make such capital raise payment to Licensor.

5.3 Royalty. As additional consideration for the granting of the License, Licensee shall pay the following royalties to Licensor:

(a) Licensee agrees to pay Licensor a royalty of:

i. Four percent (4.0%) of all Net Sales to customers located in all countries in which the Patents are then registered for each such year, and two percent (2.0%) of all Net Sales to customers in countries without Patent protection during the period that the U.S. Patents are in force until the expiration of all U.S. Patents with respect to any Product (the "**Royalty**"). The Royalty shall be paid within forty-five (45) days after the end of each Quarterly Period, together with a quarterly report detailing the quantity and price of Products sold broken down by a list of unidentified customers and the quantity per such unidentified customer, amounts received, the total Royalty due for the immediately preceding Quarterly Period and the calculations used to arrive at those amounts (the "**Royalty Report**"); and

ii. In addition to the Royalty payable under Section 5.3(a)(i), where Net Profit exceeds Target Net Profit in any Revenue Year, the Royalty shall also include twenty-five percent (25%) of the Net Profit amount which exceeds Target Net Profit. Such payment shall be paid by the Payment Date following the last Business Day of each

Revenue Year of the Term. Notwithstanding the foregoing, the maximum payment under this Section 5.3(a)(ii) will be Five Hundred Dollars ($500,000) in any Revenue Year of the Term.

5.4 Minimum Royalty.

(a) Beginning the 1st Revenue Year, if the total Royalty for any Revenue Year is less than the Minimum Royalty, Licensee shall pay Licensor the difference between the Minimum Royalty and the total Royalty by the Payment Date after completion of the fourth quarter of such Revenue Year.

(b) If Licensee fails to pay the Minimum Royalty for any Revenue Year, the Parties shall meet to determine the cause of such failure. If the failure is determined in good faith by Licensor to be caused by a genuine lack of Commercially Reasonable Efforts to market the Products on Licensee's part, Licensor may provide Licensee with reasonable development goals to be achieved within the next ninety (90)-day period.

(c) Licensee's failure to achieve such goals set forth in Section 5.4(b) shall constitute a material breach of this Agreement and entitle Licensor to terminate or convert this Agreement into a non-exclusive license, at Licensor's sole option. If any failure to meet the Minimum Royalty is determined to be caused by factors other than Licensee's lack of Commercially Reasonable Efforts to market the Products (e.g., market changes or other factors or circumstances not within the reasonable control of Licensee), then the Parties shall renegotiate Minimum Royalty to reflect such causative factors.

(d) The Parties acknowledge and agree that Royalties (and any Net Sales) shall only be calculated for the first sale of a Product. For example, if a Product is sold by Licensee, later returned (other than for a product defect) and subsequently resold by Licensee, the Royalty (and Net Sales amounts) shall only be calculated on the first sale.

5.5 Records. Licensee shall keep records of its, and its sublicensees', sales of Products reasonably necessary for the calculation of payments to be made to Licensor hereunder. Licensee shall utilize commercially reasonable efforts to maintain all such documents. However, Licensee has no (a) duty of trust or other fiduciary relationship with Licensor regarding the maintenance of the records or the calculation and reporting of royalties; or (b) obligations to maintain any records except in accordance with its own document retention policy.

5.6 Verification by Licensor.

(a) Licensor, at its own expense, may, for a period of one year after receiving any Royalty Statement from Licensee, nominate an independent certified public accountant acceptable to Licensee (the "**Auditor**"), who will have access to Licensee's sales records for the Products upon reasonable, but not less than fifteen (15) Business Days' prior written notice to Licensee and during Licensee's normal business hours solely for the purpose of verifying the Royalty payments made under this Agreement. The Auditor shall not in any way be compensated (in whole or in part) contingent on the outcome of the audit and shall

conduct such audit in a manner designed to minimize disruption of Licensee's normal business operations. All information and materials made available to or otherwise obtained or prepared by or for the Auditor in connection with such audit shall be deemed Licensee's Confidential Information and shall be subject to the Auditor's entry, prior to conducting the audit, into a written agreement with Licensee containing customary confidentiality and restricted use obligations at least as restrictive as those set out in Article VIII. Licensor may not exercise this right more than once in any calendar year and the Auditor shall only disclose to Licensor information directly related to the accuracy of the Royalty Statement and any deficiency in the payment made, or overpayment.

(b) Licensor shall provide to Licensee a copy of all of the Auditor's audit reports within five (5) Business Days of Licensor's receipt of the report. If the report shows that payments made by Licensee are deficient, Licensee shall pay Licensor the deficient amount within fifteen (15) Business Days after Licensee's receipt of the audit report, with the deficient amount bearing interest at the average Prime Rate over the time of deficiency. If the deficiency is greater than five percent (5%) of the total payments owed by Licensee to Licensor, then Licensee agrees to pay for the reasonable direct costs of such audit. If the report shows that payments made by Licensee are in excess of the required payment, Licensor shall credit Licensee the excess amount to Licensee's next Royalty payment with the excess amount bearing interest in the amount of the Prime Rate over the time of the overpayment.

(c) In the absence of fraud, the failure of Licensor to request verification of any Royalty Statement during the one-year period after receipt of such Royalty Statement is deemed acceptance by Licensor of the accuracy of the Royalty Statement and the payment made by Licensee in accordance with the Royalty Statement.

5.7 Payment Disputes. Licensee may withhold from payment any and all payments and amounts Licensee disputes in good faith within thirty (30) days after Licensee first becomes aware of the event causing the dispute (the "**Dispute Event**"), pending resolution of the dispute provided that Licensee:

(a) timely pays Licensor all amounts not subject to the Dispute Event;

(b) provides Licensor written notice of the Dispute Event prior to the due date, specifying in such notice:

(i) the amount in dispute; and

(ii) the reason for the Dispute Event set out in sufficient detail to facilitate investigation by Licensor and resolution by the Parties (the "**Dispute Event Notice**"); and

(c) works with Licensor in good faith to resolve the Dispute Event promptly; and promptly pays any amount determined to be due by resolution of the Dispute Event either by agreement of the Parties within thirty (30) days of the Dispute Event Notice, or such longer time as may be mutually agreed upon by the Parties. If the Dispute Event is not resolved in such time frames, either or both Parties, as the case may be, may send written notice of default to the other Party pursuant to Section 6.2 and pursue any remedies under this Agreement.

5.8 Taxes. Each Party shall bear and pay all taxes (including, without limitation, sales, excise, value added, use taxes and similar taxes) applicable to such Party pertaining to this Agreement, the payments hereunder and the manufacture, sale or distribution of the Products.

VI
PATENT PROSECUTION AND MAINTENANCE

6.1 Patent Prosecution and Maintenance. Subject to Section 6.2, for each Patent Application and Patent which covers the Products in the defined Territory and Field of Use, Licensor shall:

(a) prepare, file and prosecute such Patent Application, subject to good faith consultation and consideration of Licensee's desired business objectives;

(b) maintain such Patent;

(c) with respect to fees and expenses associated with its activities pursuant to Section 6.1(a) and Section 6.1(b), Licensee shall reimburse Licensor a percentage of such fees within forty-five (45) days of receipt of an invoice from Licensor, determined as follows: Licensor shall provide Licensee with an invoice for all Patent Application and Patent maintenance expenses subject to the invoice, divided by the number of licensees (including Licensor) during such invoice period. Such costs shall be divided equally among all the licensees, and Licensee shall be responsible only for its proportionate share. Licensor agrees that for all fees and expenses accruing and paid by Licensee prior to Licensor's execution of a licensing agreement with any other licensee, such new licensee shall pay its proportionate share of the fees and costs, retroactive to the Effective Date, and Licensee's proportionate share of such amounts shall be reimbursed to Licensee;

(d) keep Licensee currently informed of the filing and progress of all material aspects of the prosecution of such Patent Application, and the issuance of Patents from any such Patent Application;

(e) consult with Licensee concerning any decisions which could affect the scope or enforcement of any issued claims or the potential abandonment of such Patent Application or Patent; provided, however, that Licensee's advice or recommendations, if any, shall not be binding on Licensor; and

(f) notify Licensee in writing of any additions, deletions or changes in the status of such Patent or Patent Application.

6.2 Abandonment. If Licensor wishes to abandon any Patent Application or Patent that constitutes Licensed IP, it shall give Licensee ninety (90) days prior written notice of the desired abandonment, so long as Licensor is receiving all currently due and owing Royalty payments on any Licensed IP and Licensee is not in default under this Agreement. Licensor shall

not abandon any such Licensed IP except upon the prior written consent of Licensee. On Licensee's written request, which request must be made within ninety (90) days after Licensor's notice of intent to abandon, should Licensee desire to make such request, Licensor shall assign to Licensee any such Patent Application and Patent which Licensor wishes to abandon, without further condition or consideration. Effective as of the effective date of the assignment, such Patent Application and Patent shall no longer be a Licensed Patent and Licensee shall not have any further royalty or other payment obligation for such Patent Application and Patent and Licensor shall not have any further obligation with respect to paying fees and expenses thereon.

VII
TERM AND TERMINATION

7.1 Term. This Agreement shall commence as of the Effective Date and, unless terminated earlier in accordance with Section 7.2, shall remain in force on a Product-by-Product basis until the expiration of the last Valid Claim to expire of the Patents covering such Product in the Field of Use in the Territory (the "**Term**"). As used in this Section 7.1, "expiration" and "expire", when referring to a Patent means any expiration, revocation, invalidation or other termination of such Patent.

7.2 Termination.

(a) Licensee may terminate this Agreement at any time without cause, and without incurring any additional obligation, liability or penalty by providing at least six (6) months prior written notice to Licensor.

(b) Licensor may terminate this Agreement at any time if Licensee transfers this Agreement to a Person that is a competitor of Licensor with respect to the Products in the Field of Use and Territory, and thereafter Licensee or the transferee persistently fails to exercise Commercially Reasonable Efforts to exploit the Licensed IP. In order for Licensor to exercise its termination right hereunder it must provide Licensee with six (6) months' notice of its intent to so terminate, and if Licensee fails to demonstrate Commercially Reasonable Efforts to exploit the Licensed IP during such period of notice, this Agreement shall terminate upon the expiration of such notice period.

(c) Either Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches this Agreement and such breach:

(i) is incapable of cure; or

(ii) being capable of cure, remains uncured within thirty (30) days after the breaching Party receives written notice thereof.

(d) Subject to Section 12.8, either Party may terminate this Agreement by written notice to the other Party if the other Party:

(i) becomes insolvent or admits its inability to pay its debts generally as they become due;

(ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed, dismissed or vacated within forty-five (45) days after filing if such action is instituted by a third Person;

(iii) is dissolved or liquidated or takes any corporate action for such purpose;

(iv) makes a general assignment for the benefit of creditors; or

(v) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

7.3 Effect of Termination. On any expiration or termination of the entirety of this Agreement, Recipient shall (a) return to Discloser all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on Discloser's Confidential Information; (b) permanently erase Discloser's Confidential Information from its computer systems and (c) certify in writing to the Discloser that it has complied with the requirements of this Section 7.3. Notwithstanding the foregoing, Recipient's counsel may retain a single copy of Confidential Information to ensure its compliance with the terms hereof.

7.4 Expiration. Beginning twelve (12) months prior to the expiration of the last U. S. Patent to expire with respect to any Product, provided Licensee is not at that time in breach of this Agreement, the Parties shall negotiate in good faith whether sufficient sales of Products remain which would justify an extension of this Agreement with continued royalties. Should the Parties reach agreement to extend this Agreement, an amendment shall be executed reflecting the terms of such extension. Should the Parties be unable to reach agreement, Licensor shall have the right to submit the dispute to binding arbitration as set forth in Section 11.2. Should a Party fail to submit the dispute to binding arbitration prior to expiration of the twelve (12) month period or the Parties mutually agree that a material Licensed IP right no longer remains, Licensee shall have a non-exclusive, completely paid-up, royalty-free, perpetual and irrevocable right and license to subsequently make, have made, use, offer to sell, sell and import any and all products that were previously Products and shall have no further obligations to Licensor with respect to such Patents or such Products upon the expiration of the last Patent to expire; provided that Licensee has otherwise complied with its obligations in this Agreement including Section 7.3.

7.5 Sell-Off Period. On termination of this Agreement for any reason, Licensee shall have the right to dispose of all stocks of Products in its possession and all Products in the course of manufacture at the date of termination until such time as the remaining stock is fully depleted, so long as it is on or prior to the expiration date of the Products (the "**Sell-off Period**"), in

accordance with the terms and conditions of this Agreement including but not limited to Licensee's obligation to pay Royalties as if this Agreement were still in effect.

7.6 Survival. The rights and obligations of the Parties set forth in this Section 7.6 and Article I (Definitions), Article V (Initial Payment, Royalty and Payment Disputes), Section 7.3 (Effect of Termination), Section 7.4 (Expiration), Section 7.5 (Sell-off Period), Article VIII (Representations and Warranties), Article IX (Confidentiality), Article X (Indemnification; Infringement by Others; Intellectual Property Matters), Article XI (Dispute Resolution), and Article XII (General Provisions), and any right, obligation or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

VIII.
REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the Laws and regulations of its jurisdiction of incorporation, organization or chartering;

(b) it has, and throughout the Term shall retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate/organizational action of the Party; and

(d) when executed and delivered by such Party, this Agreement shall constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

8.2 Licensor's Representations and Warranties. Licensor represents and warrants that:

(a) the Patents and Patent Applications are owned by Licensor;

(b) the Patents and Patent Applications are all the patents and patent applications owned by Licensor that are necessary or useful for Licensee to fully exploit the License in the Field of Use in the Territory;

(c) it is the sole and exclusive legal and beneficial owner of the entire right, title, and interest in and to the Patents and Patent Applications, and is the record owner of all Patent Applications and Patents;

(d) the Licenced IP is sufficient to grant Licencee the exclusive rights to manufacture, offer for sale, sell, export, import, market, develop, improve, use, and distribute the Products in the Field of Use in the Territory;

(e) it has, and throughout the Term, will retain the unconditional and irrevocable right, power and authority to grant the License hereunder;

(f) neither its grant of the License, nor its performance of any of its obligations, under this Agreement does or to its Knowledge will at any time during the Term:

i. conflict with or violate any applicable Law;
ii. require the consent, approval, or authorization of any governmental or regulatory authority or other third party
iii. conflict with or result in any breach of or event of termination under any of the terms of any contract or agreement to which Licensor or any of its Affiliates is a party; or
iv. require the provision of any payment or other consideration to any third party.

(g) it has not granted and will not grant and is not under any obligation to grant any licenses except for the prior license related to chlorhexidine-based products, other contingent or non-contingent right, title or interest under or relating to the Patents, Patent Applications or other Licensed IP, or is or will be under any obligation, that does or will conflict with or otherwise affect this Agreement, including any of Licensor's representations, warranties, or obligations or Licensee's rights or licenses hereunder;

(h) there neither are nor at any time during the Term will be any encumbrances, liens, or security interests involving the Licensed IP other than a lien or security interest granted to a lender financing Licensor's business operations;

(i) to the best Knowledge of Licensor, no prior art or other information exists that would or would be reasonably expected to adversely affect the validity, enforceability, term, or scope of any Patent;

(j) there is no settled, pending or threatened litigation or reissue application, re-examination, post-grant, *inter parties* or covered business method Patent or Patent Application review, interference, derivation, opposition, claim of invalidity, or other claim or proceeding (including in the form of any offer to obtain a license):

i. alleging the unpatentability, invalidity, misuse, unregistrability, unenforceability, noninfringement or error of any Licensed IP, including without limitation, any Patent;
ii. challenging Licensor's ownership of, or right to practice, use or license, any Licensed IP, including without limitation, any Patent, or any invention claimed in a Patent Application, or alleging any adverse right, title, or interest with respect thereto; or
iii. alleging that the practice of any Licensed IP, including without limitation, any Patent or any invention claimed in a Patent Application or the making, using, offering to sell, sale, or importation of any Product does or would infringe, misappropriate, or otherwise violate any patent, trade secret, or other intellectual property of any third party.

(k) it has no Knowledge, after reasonable investigation, of any factual, legal, or other reasonable basis for any litigation, claim, or proceeding described in Section 8.2(j);

(l) it has not received any written, oral, or other notice of any litigation, claim, or proceeding described in Section 8.2(j);

(m) the elements of the Licensed IP, including any Patents and inventions claimed in the Patent Applications, do not violate the intellectual property rights of any third party, and Licensor has not brought or threatened any claim against any third party alleging infringement of any Licensed IP, nor to the best Knowledge of Licensor, is any third party infringing or, to its Knowledge, preparing or threatening to infringe any Licensed IP, or practicing any claim of any Patent Application;

(n) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(o) it has complied with all applicable Laws in connection with the prosecution of the Patents and Patent Applications, including any disclosure requirements of the United States Patent and Trademark Office and any foreign patent office, and has and will timely pay filing, maintenance, or other fees payable with respect thereto; and

(p) this Agreement constitutes the valid and legally binding obligation of Licensor, enforceable in accordance with its terms and conditions, except as such enforcement is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or similar Laws relating to or affecting creditors' rights generally, and (b) general principles of equity, including concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at Law).

8.3 Licensee Representations and Warranties. Licensee has full power and authority (including full corporate and/or limited liability company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Licensee, enforceable in accordance with its terms and conditions, except as such enforcement is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or similar Laws relating to or affecting creditors' rights generally, and (b) general principles of equity, including concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at Law).

8.4 Disclaimer. Licensor makes no representations or warranties of any kind concerning the market for the Products or Licensee's potential earnings through sales of the Products.

IX.
CONFIDENTIALITY

9.1 Exchange of Confidential Information. The Parties each recognize that they may exchange "Confidential Information" (as defined below). For purposes of this Section 9.1, the Party disclosing such Confidential Information shall be referred to as the "**Discloser**," and the Party receiving such Confidential Information shall be referred to as the "**Recipient**."

9.2 Binding Obligations. Recipient has no rights or interest in any Confidential Information of Discloser, and during the term of this Agreement and thereafter, Recipient shall not use, for Recipient's own benefit (except to perform its obligations under and to effectuate the intent of this Agreement), or disclose to any other Person, corporation or other entity any Confidential Information disclosed to or acquired by Recipient, except with the prior written authorization of an officer of Discloser. Recipient shall ensure that any of its members, shareholders, directors, officers, employees, agents, servants, independent contractors, subsidiaries or Affiliates that are given access to Discloser's Confidential Information will be bound, by contract, work rules or otherwise, by the same obligations of confidentiality as are provided for herein. In any event, Recipient shall be responsible for, and liable to Discloser for, any breach of the confidentiality obligations herein by any of Recipient's members, shareholders, directors, officers, employees, agents, servants, independent contractors, subsidiaries or Affiliates.

9.3 Definition. For purposes of this Agreement, "**Confidential Information**" shall mean any confidential information relating to either Party or its business including, but not limited to, information and data concerning names and other characteristics of actual or potential customers of Discloser that such Party has procured in accordance with this Agreement, unpublished financial information including sales and cost figures and projections, tax records and calculations, accounting procedures, personnel records, and the processes or techniques employed or being evaluated by Discloser, and related know-how and information, now and hereafter

developed. "Confidential Information " shall not include information which is (i) now or which subsequently becomes (otherwise than in breach of this Agreement) public knowledge; (ii) properly known to Recipient at the time of receipt of the same from Discloser; (iii) at any time received in good faith by the Recipient from a third party having the right to disclose the same; or (iv) independently developed by Recipient, provided that the Person or Persons developing the same have not used any Confidential Information of Discloser.

9.4 Survival. The provisions of this Article IX shall survive for a period of five (5) years following the termination or expiration of this Agreement.

X.
INDEMNIFICATION; INFRINGEMENT BY OTHERS; INTELLECTUAL PROPERTY MATTERS

10.1 Indemnification by Licensor. Licensor shall indemnify, defend, and hold harmless Licensee and its officers, directors, agents, customers and members from any and all Losses, incurred or suffered by them on account of any actual or alleged injury to Person or property by reason of the actions, omissions, negligence or intentional misconduct, or breach of the Agreement by Licensor, including trademark or patent infringement claims related to the Licensed IP, unless such damage is solely due to an unauthorized representation by Licensee regarding the Product or due to the actions, omissions, negligence or intentional misconduct or breach of this Agreement by Licensee, in which case there shall be no obligation upon Licensor to indemnify Licensee hereunder.

10.2 Indemnification by Licensee. Licensee shall indemnify and hold harmless Licensor and its officers, directors, agents and members from any and all Losses incurred or suffered by them on account of any actual or alleged damage to Person or property arising out of the actions, omissions, negligence or intentional misconduct or breach of this Agreement by Licensee, including selling or marketing of the Products, unless such damage is solely due to the actions, omissions, negligence or intentional misconduct or breach of this Agreement by Licensor, in which case there shall be no obligation upon Licensee to indemnify Licensor hereunder.

10.3 Indemnification Procedure. The indemnified Party shall promptly notify the indemnifying Party in writing of any third-party claim, suit, action, or proceeding (each an "**Action**") and cooperate with the indemnifying Party at the indemnifying Party's sole cost and expense. The indemnifying Party shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to indemnified Party to handle and defend the same, at the indemnifying Party's sole cost and expense. The indemnifying Party shall not settle any Action in a manner that adversely affects the rights of any indemnified Party without the indemnified Party's prior written consent, which shall not be unreasonably withheld, delayed, or conditioned. The indemnified Party's failure to perform any obligations under this Section 10.3 shall not relieve the indemnifying Party of its obligation under this Section 10.3 except to the extent that the indemnifying Party can demonstrate that it has been materially prejudiced as a result

of the failure. The indemnified Party may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

10.4 Infringement of Licensed IP. Each Party shall promptly inform the other Party in writing of any alleged infringement of the Licensed IP by a third party of which it has knowledge and provide any available evidence of such infringement to the other Party. In the event it is alleged that a third party is or has infringed the Licensed IP in or to the Products or in the use or composition of the Products (the "**Property Rights**"), Licensor shall have the initial right to institute and diligently prosecute proper legal proceedings at its own expense. In the event that Licensor fails to institute such proceedings within thirty (30) days from the earlier of Licensor's receipt of written notice by Licensee advising Licensor that a third party is infringing upon the Property Rights, or Licensor first acquiring Knowledge of the infringement, Licensee, at its own expense, may institute suit for infringement under its own name and join Licensor at its option, as a party-plaintiff to such suit. In the event that Licensee institutes a suit in accordance with the foregoing sentence Licensor may be represented by its own counsel at its own expense, and any recovery of damages in the suit shall belong to Licensee. Notwithstanding the foregoing, in the event that Licensor is joined as a party-plaintiff and participates in the suit or participates in the suit as an intervenor, Licensor shall be entitled to recover a portion of any damages, based on its financial contribution with respect to such participation as well as any damages Licensor suffered.

10.5 Settlement. Neither Party shall settle or otherwise compromise the Licensed IP without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned.

10.6 Adjustment to Royalties. Should Licensor (a) fail to take Commercially Reasonable Efforts to attempt to stop a substantial infringement of the Licensed IP that is within the Territory and the Field of Use, or if outside the Territory and/or Field of Use, that is a substantial infringement of the Licensed IP that is reasonably likely to affect the value of the Licensed IP to Licensee, or (b) otherwise decline to protect the value of the Licensed IP within the Territory and the Field of Use after receipt of reasonable notice of infringement of the Licensed IP, then in either such event the Parties shall renegotiate the Royalties payable hereunder, to reflect the value of such Licensed IP in the absence of the right to exclude third party practice. Should the Parties be unable to reach agreement within thirty (30) days of Licensee's notice to Licensor to commence negotiations, Licensee or Licensor shall have the right to institute arbitration pursuant to Article XI.

10.7 Cooperation. Licensor shall (a) execute any and all papers, documents or other instruments which may be reasonably necessary or desirable to enable Licensee to file suit and litigate pursuant to Section 10.4 above, and (b) execute any and all papers which may be found necessary or desirable in any suits brought under and pursuant to this Agreement; and Licensor shall testify in any litigation, whenever requested to do so by Licensee.

10.8 Invalidity. If any Property Right is declared to be invalid or unenforceable by a court having jurisdiction, then Licensee may at its sole option elect in writing to be immediately released of, and from, any and all obligations under this Agreement, and this Agreement shall be deemed to be terminated.

10.9 Assurance by Licensee. During the Term, Licensee shall reasonably assist Licensor in Product development of any Products which might be the subject of this Agreement; provided, however that any reasonable third-party costs and expenses incurred by Licensee in providing such assistance shall be reimbursed by Licensor.

10.10 Regulatory Clearance. Licensor shall be responsible for obtaining and maintaining all United States clearances from governmental agencies required to manufacture and market the Products, including but not limited to any required approvals from the FDA (**FDA Clearance**), and Licensee shall cooperate and provide Commercially Reasonable Efforts in assisting Licensor; provided, however that any reasonable third-party costs and expenses incurred by Licensee in providing such assistance shall be reimbursed by Licensor. If requested by Licensor, Licensee shall be responsible for obtaining and maintaining clearances from governmental agencies outside the United States required to manufacture and market the Products at Licensee's sole expense.

10.11 Compliance with Laws. Each Party shall be responsible, at its own cost, to comply substantially with all Laws, rules, and regulations of the Territory pertaining to the Licensed IP and the commercialization and sale of the Products.

10.12 Exclusion of Consequential and Other Direct Damages. To the fullest extent permitted by Law and except as contemplated elsewhere in this Agreement, neither Licensor nor Licensee shall be liable to the other for any injury to or loss of goodwill, reputation, business production, revenues, profits, anticipated profits, contracts, or opportunities (irrespective of how these are classified as damages), or for any consequential, incidental, indirect, exemplary, special, punitive or enhanced damages whether arising out of breach of contract, tort (including negligence) or otherwise (including the entry into, performance or breach of this Agreement), regardless of whether such damage was foreseeable and whether or not the other Party has been advised of the possibility of such damages.

10.13 Survival. The provisions of this Article X shall survive termination of this Agreement.

XI.
DISPUTE RESOLUTION

11.1 Negotiation/Mediation. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the Parties shall try to settle those conflicts amicably between themselves. Within five (5) business days of receiving written notice from a Party that a dispute exists, the Parties shall meet and negotiate in good faith for a period not to exceed one business day to resolve such dispute. If good faith negotiation between the

representatives does not result in resolution, each Party shall nominate one representative having a position not less than vice president or his/her designee, to participate in additional good faith negotiations ("**High Level Negotiations**") within ten (10) business days after the first negotiation. If within thirty (30) days of the start of such High-Level Negotiations there is no resolution of the dispute, the Parties shall each submit a written statement within five (5) business days to a third-party mediator through the Judicial Arbitration and Mediation Service. The Parties and the mediator shall meet within five (5) business days of the written submission for a non-binding mediation session. The cost of mediation shall be shared equally by the Parties.

11.2 Arbitration. Should the Parties not resolve their issues by mediation within one hundred twenty (120) days of initiation of the mediation process, the dispute shall be subject to arbitration. All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one (1) arbitrator appointed in accordance with the said Rules, unless the amount in dispute exceeds $500,000, in which case three (3) arbitrators will be appointed in accordance with the said Rules, unless otherwise agreed to by the Parties. All documents and correspondence in relation to those disputes shall be drafted in English and the arbitration shall be conducted in English. The arbitrators to be appointed shall have a good working knowledge of the English language. The place of arbitration shall be selected by the Parties. The arbitration award shall be final, binding and not subject to appeal and shall be enforceable in any court of competent jurisdiction. The Party in whose favor the arbitration award is rendered shall be entitled to recover the cost and expenses of the arbitration panel from the non-prevailing Party. However, the Parties own internal management time and costs (including the costs of in-house counsel) and the costs of outside lawyers shall be borne by each Party.

11.3 Judicial Relief. Notwithstanding any other provision of this Article XI, either Party may apply to any court in the state of Texas in the county of Bexar (if judicial relief is sought by Licensee) or in the state of Texas in the county of Tarrant (if judicial relief is sought by Licensor) for injunctive or other interim relief. In the event any Party brings such an action as permitted herein, it may be permitted to do so without the necessity of posting bond.

XII.
GENERAL PROVISIONS

12.1 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns. Without the prior written consent of the other Party, no Party may assign, delegate, or transfer the Agreement or any of its rights or duties hereunder, (including, but not limited to, the sale or transfer of any amounts owed by one party to the other) to any third party. Any attempted assignment or delegation in violation of this section shall be void and at no time shall have any legal validity. Notwithstanding the foregoing, each Party may assign its rights and duties hereunder in connection with a merger, consolidation, sale of a majority of its equity, or sale of all or substantially all the assets of such Party provided that the assigning Party shall remain liable thereon.

12.2 Law; Venue. This Agreement shall be governed by and construed under the Laws of the state of Texas, without regard to its choice of Laws principles. The Parties hereto agree that the exclusive jurisdiction of any case or controversy arising under or out of this Agreement shall be in the state or federal courts located in the state of Texas and each of the Parties hereby consents to the jurisdiction of such courts.

12.3 Independent Contractor. In performing their respective duties under this Agreement, each of the Parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between or among the Parties, or be construed to evidence the intention of the Parties to establish any such relationship. No Party will have the power to bind any other Party or incur obligations on any other Party's behalf without such other Party's prior written consent.

12.4 Modification. Except as otherwise specifically provided herein, no modification to this Agreement will be effective unless assented to in writing by the Party to be charged.

12.5 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

12.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof. If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

12.7 Waiver. No delay or omission by any Party to exercise any right or power hereunder shall impair any right or power or be construed to be a waiver thereof. A waiver by any of the Parties of any of the covenants, conditions or agreements to be performed by any of the other Parties or any breach thereof shall not be enforceable against the waiving Party unless in writing and executed by the waiving Party, and shall not construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement contained herein. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any Party at Law, in equity or otherwise, and may be enforced concurrently therewith or from time to time.

12.8 Bankruptcy. All rights and licenses granted by Licensor under this Agreement are and shall be deemed to be rights and licenses to "intellectual property" and all Products are and shall be deemed to be "embodiment(s)" of "intellectual property" for purposes of, and as such terms are used in and interpreted under, Section 365(n) of the United States Bankruptcy Code (the "**Bankruptcy Code**"). Licensee shall have the right to exercise all rights and elections with respect

to all Licensed IP and all Products. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, to the extent legally permissible, if Licensor or its estate shall become subject to any bankruptcy or similar proceeding:

(a) subject to Licensee's rights of election, all rights and licenses granted to Licensee hereunder will continue subject to the terms and conditions of this Agreement and will not be affected, even by Licensor's rejection of this Agreement; and

(b) Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such Licensed IP and embodiments of Licensed IP comprising or relating to any Product, and the same, if not already in Licensee's possession, shall be promptly delivered to Licensee, unless Licensor elects to and does in fact continue to perform all of its obligations under this Agreement.

12.9 Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by:

(a) acts of nature;
(b) flood, fire, or explosion;
(c) war, terrorism, invasion, riot, or other civil unrest;
(d) embargoes or blockades in effect on or after the date of this Agreement;
(e) national or regional emergency;
(f) strikes, labor stoppages or slowdowns, or other industrial disturbances;
(g) any passage of Law or governmental order, rule, regulation or direction, or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota, or other restriction or prohibition; or
(h) national or regional shortage of adequate power or telecommunications or transportation facilities:

(each of the foregoing, a "**Force Majeure Event**"), in each case, provided that (i) such event is outside the reasonable control of the affected Party; (ii) the affected Party provides prompt notice to the other Party, stating the period of time the occurrence is expected to continue; and (iii) the affected Party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

Either Party may, in its sole discretion, terminate this Agreement if a Force Majeure Event affecting Licensor continues substantially uninterrupted for a period of thirty (30) days or more. Unless a Party terminates this Agreement pursuant to the preceding sentence, all dates by which a Party must perform any act or on which a Party obligation is due shall automatically be extended for a period up to ten (10) days after the duration of the Force Majeure Event.

12.10 Further Assurances. Each Party shall, upon the reasonable request, and at the sole cost and expense, of the requesting Party, promptly execute such documents and perform such acts as may be reasonably necessary to give full effect to the terms of this Agreement.

12.11 No Public Announcements. Licensor shall not issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement without the prior written consent of Licensee. Unless expressly permitted under this Agreement, neither Party shall use the other Party's trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned.

12.12 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section 12.12:

If to Licensor:	Rochal Industries, LLC 12000 Network Blvd, B-200 San Antonio, TX 78249 Attention: Rebecca E. McMahon
If to Licensee:	Sanara MedTech, Inc. 1200 Summit Ave, Suite 414 Fort Worth, TX 76102 Attention: J. Michael Carmena

Notices sent in accordance with this Section 12.12 shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission), if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

12.13 Interpretation. For purposes of this Agreement, (a) the words "include," "includes," and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole.

Unless the context otherwise requires, references herein: (x) to Articles, Sections and Schedules refer to the Sections of and Schedules attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended,

supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. Any Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

12.14 Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule or other document, the following order of precedence shall govern: (a) first, this Agreement, excluding its Schedules; (b) second, the Schedules to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference.

12.15 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

12.16 Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

12.17 Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and agrees that, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at Law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

12.18 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission (to

which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Signature Page follows

IN WITNESS WHEREOF, and expressly intending to be legally bound, the duly authorized representatives of each of the Parties have executed this Agreement as of the Effective Date.

ROCHAL INDUSTRIES, LLC,
as Licensor

By: R E McMahon

Rebecca E. McMahon, President

SANARA MEDTECH, INC.,
as Licensee

By: M Carmena

J. Michael Carmena, Vice Chairman

SCHEDULE A

PATENTS

US 8,877,882 (expiry date October 2033) and associated Patents: Australia, Canada, Japan, Austria, Belgium, Denmark, France, Germany, Italy, Portugal, Netherlands, Norway, and Spain, Sweden, Switzerland, UK, Hong Kong

US 8,852,648 (expiry date November 2031) and associated Patents: Australia, New Zealand

SCHEDULE B

PATENT APPLICATIONS

US 8,877,882 (expiry date October 2033) associated Patent Applications: India, China, Brazil, South Korea

US 8,852,648 (expiry date November 2031) associated Patent Applications: Canada, Europe, Brazil, Hong Kong, Mexico, Japan

SCHEDULE C

PRODUCTS

BIAKŌS™ Antimicrobial Barrier Film

Sanara No Sting Barrier Film